Exhibit 99.1

Rigel to Present at the 33rd Annual J.P. Morgan Healthcare Conference

Earns $5.75M Milestone from AstraZeneca for Asthma Program

SOUTH SAN FRANCISCO, Calif. — Jan. 8, 2015 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced that Raul Rodriguez, the company’s president and chief executive officer, will present updated product development plans and a financial update at the upcoming 33rd Annual J.P. Morgan Healthcare Conference in San Francisco on Thursday, January 15th at 9:00 a.m. PT (see webcast details below).

The presentation will focus on two fostamatinib clinical programs; a Phase 3 clinical study in patients with immune thrombocytopenic purpura (ITP) and a Phase 2 clinical study for patients with IgA nephropathy (IgAN); as well as the Phase 2 clinical trial for R348 in patients with dry eye in ocular graft-vs-host-disease (GvHD).

“Our primary objective this year is the advancement of our clinical programs with fostamatinib, which are targeted for early 2016 readouts, moving the company towards a potential NDA filing,” said Mr. Rodriguez.  “Additionally, we are pursuing partnerships for some of our active preclinical projects,” he added.

Product Development Programs Update

•                  The fostamatinib Phase 3 clinical program for the treatment of ITP, called FIT, is actively enrolling patients in the United States and Europe.  The program consists of two identical studies that together will include more than 90 sites and 150 patients.  Rigel expects to separately report top line results of the studies with the first study reporting in the first quarter of 2016.  ITP is an autoimmune disorder of the blood, for which limited treatment options are currently available.

•                  Rigel is initiating a Phase 2 clinical study of fostamatinib in patients with IgAN, a chronic autoimmune disease of the kidneys.  Rigel expects the study, called SIGN (SYK Inhibition for Glomerulonephritis), to enroll 75 patients with the disease and report results in early 2016.

•                  Approximately 40-60% of the patients who receive stem cell transplants for malignant hematologic disease develop ocular GvHD.  Rigel’s R348, an ophthalmic JAK/SYK inhibitor, is being evaluated in a Phase 2 study of patients with ocular GvHD to determine if it reduces inflammation and limits the damage to the eye tissue caused by the disease.  Rigel expects results of this study in the first quarter of 2016.

Partnerships Update

•                  AstraZeneca’s continued efforts to develop R256, Rigel’s inhaled JAK inhibitor, as a potential treatment for asthma, triggered a milestone payment of $5.75 million that Rigel earned in December 2014.  AstraZeneca and Rigel entered an exclusive worldwide license agreement for the global development and commercialization of R256 in June 2012.

•                  Partners BerGenBio and Daiichi Sankyo are developing Rigel’s AXL kinase inhibitor and an ubiquitin ligase inhibitor, respectively, for their potential safety and efficacy in treating various cancers.  Both of these molecules are currently in Phase 1 clinical development.

Financial Update

•                  Rigel ended 2014 with approximately $143.2 million in cash, cash equivalents, and available for sale securities.  Rigel expects to end 2015 with cash, cash equivalents, and available for sale securities in excess of $68.0 million, which it believes will be sufficient to fund its operations into the fourth quarter of 2016.

•                  At the end of 2014, Rigel entered into an agreement to sublease a portion of its laboratory and administrative office space through February of 2018.  This sublease provides Rigel significant cost savings over the term of the sublease.

Webcast details

To access the live audio webcast or the subsequent archived recording, log on to www.rigel.com. Please connect to Rigel’s website several minutes prior to the start of the live webcast to ensure adequate time for any software download that may be necessary.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel currently has the following product candidates in development: fostamatinib, an oral SYK inhibitor, which is in Phase 3 clinical trials for ITP and initiating a Phase 2 clinical trial for IgAN; R348, a topical JAK/SYK inhibitor, in a Phase 2 clinical trial for dry eye in ocular GvHD; two oncology product candidates in Phase 1 development with partners BerGenBio AG and Daiichi Sankyo; and a preclinical development program with Astra Zeneca for R256 in asthma.

This release contains forward-looking statements relating to, among other things, updates on product development programs, the timing of expected results in its clinical programs, partnerships and financial information, including Rigel’s expected cash runway.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research, the uncertain timing of completion of and the success of clinical trials, market competition, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

# # #

Contact: Raul Rodriguez

Phone: 650.624.1302

Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Rivily, Inc.

Phone: 650.430.3777

Email: susan@rivily.com